Nationwide Mutual Funds
Sub-Item 77D
Policies With Respect To Security Investments
10-31-15 Annual Report

Nationwide Portfolio Completion Fund,
Supplement dated June 23, 2015
to the Prospectus dated March 1, 2015

Effective on or about June 30, 2015 (the "Effective Date"), the
Nationwide Portfolio Completion Fund (the "Fund") will no longer invest in Treasury Inflation-Protected Securities as a principal investment strategy. Between June 23, 2015 and the Effective Date, the Fund's subadviser will liquidate the Treasury Inflation-Protected
Securities sleeve and reallocate the sleeve's assets among the
Fund's six remaining asset class sleeves. However, the Fund's target allocation ranges among its six remaining asset class sleeves will remain the same.

Accordingly, as of the Effective Date, the following are deleted from the Prospectus:

1.
All references in the Prospectus to Treasury Inflation-Protected
Securities as a principal investment strategy;

2.
The discussion of inflation-protected bonds risk on pages 5 and
13; and

3.
The discussion of Treasury Inflation-Protected Securities under the heading "Information About Asset Classes" on page 8.